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                                                                    Exhibit 99.2

Press Release

Level 8 Systems Subsidiary Completes $20 Million Sale of Geneva AppBuilder Product to Liraz Systems

Level 8 to Focus on Cicero Business Process Organization Software

CARY, N.C. and TEL AVIV, Israel, Oct. 4  --

Level 8 Systems, Inc. (Nasdaq:LVEL), a global provider of high performance eBusiness integration software, and Liraz Systems, Ltd. today announced that the Level 8 Technologies, Inc. subsidiary has completed the sale of assets of its Geneva AppBuilder software to BluePhoenix Solutions, a Netherlands based wholly owned subsidiary of Liraz Systems Ltd. The agreement with BluePhoenix Solutions, previously known as AppBuilder Solutions BV, was originally announced last month. This sale will help fund Level 8's expansion of its Cicero business process organization software development and marketing activities.

Under the terms of the agreement, BluePhoenix Solutions has acquired all of the assets associated with the Geneva AppBuilder product for approximately US$20 million in cash. Level 8 has utilized US$12 million of the proceeds to reduce its US$15 million short-term debt obligations. It also re-characterized the remaining US$3 million as long-term debt.

"Our strategic direction is to provide business integration solutions that address the needs of knowledge workers, such as contact center agents and brokers, in vertical markets. In addition to our workflow product offerings, Level 8 now offers Cicero, a solution to seamlessly gather information from diverse sources and deliver it directly to the desktop in a single task- centric user interface," said Tony Pizi, CEO of Level 8 Systems. "The transaction with Liraz has enabled us to focus resources to address this larger market where we believe we can make a greater impact."

"With this acquisition, our BluePhoenix Solutions subsidiary has obtained a very professional and focused software and services business in the Financial Services sector, which we look forward to growing as a key component of Liraz's activities," said Yossi Shemesh, CEO of Liraz Systems, Ltd. "The Geneva AppBuilder product has a well-established customer base, and we are committed to continue to provide them with top quality products and services. We also look forward to growing this business and establishing new customers through a highly focused business strategy that leverages the robust, proven Geneva AppBuilder product and the employees experienced in enterprise application solutions that comprise the staff of BluePhoenix Solutions worldwide."

Geneva AppBuilder Software

Already in use by numerous Global 2000 customers, Geneva AppBuilder allows organizations to define mission critical applications through the specification of business rules that are independent of destination platform or technical architecture. Geneva AppBuilder's powerful generators, in combination with an enterprise-scale repository, allow companies to design, deploy, and maintain sophisticated high-volume, distributed applications based on Java 2 Enterprise Edition (J2EE), HTML "C" and OS/390 COBOL.

About BluePhoenix Solutions and Liraz Systems, Ltd.

BluePhoenix Solutions is a global provider of enterprise-scale application development software and services that allow organizations to create and maintain high performance, mission critical applications. BluePhoenix Solutions markets its solutions to a number of industries with an initial focus on banking and insurance. More information is available on the BluePhoenix web site at www.bluephoenixsolutions.com. Liraz Systems Ltd., a public company traded on the Tel Aviv Stock Exchange, provides software solutions and products through numerous subsidiaries. More information is available on the Liraz web site at www.liraz.co.il.

About Level 8 Systems
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Level 8 Systems, Inc. (Nasdaq: LVEL; www.level8.com) is a global provider of high performance eBusiness integration software that enables organizations to seamlessly integrate enterprise applications, information and processes within an existing infrastructure. The Company markets its products and services to a variety of industries including financial services, telecommunications, utilities, transportation and retail. More information is available on the Level 8 web site at www.level8.com.

Except for any historical information contained herein, this news release contains "forward-looking statements" on such matters as strategic direction, new products, and similar matters. Actual results may differ materially from the anticipated results or other expectations expressed in this release as a result of a variety of factors, including risks that customers may not adopt the Cicero technology; that Level 8's license for the Cicero technology may become non-exclusive in August, 2002; and other risks and uncertainties that could cause actual results to differ materially from such statements. For a description of other factors that could cause such a difference, please see Level 8's filings with the Securities and Exchange Commission.

Level 8, Level 8 Systems and the Level 8 logo are trademarks of Level 8 Systems, Inc. Cicero is a registered trademark of Merrill Lynch, Pierce, Fenner & Smith Incorporated. All other brands, names and trademarks mentioned in this document or website are the property of their respective owners.